Organizational Structure of ZoomInfo Technologies Inc. Pre-IPO owners ZoomInfo Technologies Inc. (the “Company”) ZoomInfo Technologies LLC and other operating subsidiaries Public stockholders ZoomInfo Holdings LLC ZoomInfo Midco LLC ZoomInfo LLC